Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Acadia Realty Trust

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-157886, 333-31630, 333-139950, 333-114785, 333-126712, 333-180607, 333-104727, 333-195665, 333-203236 and 333-217594) and Form S-8 (Nos. 333-95966, 333-106758, 333-87993, 333-214923 and 333-184117) of Acadia Realty Trust of our reports dated February 27, 2018, relating to the consolidated financial statements and financial statement schedules and the effectiveness of Acadia Realty Trust and subsidiaries' internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

New York, New York
February 27, 2018